EXHIBIT 99.1



                     Contact:  Douglas Sayles              Brad Miles (media)
                               Director                    BMC Communications
                               Corporate Communications    (212) 477-9007 x17
                               Biopure Corporation         Lee Stern (investors)
                               (617) 234-6826              The Trout Group
                               PR@biopure.com              (212) 477-9007 x22


FOR IMMEDIATE RELEASE



               BIOPURE CORPORATION COMPLETES SALE OF COMMON STOCK

CAMBRIDGE, Mass., April 24, 2002 - Biopure Corporation (Nasdaq: BPUR) today announced that it has sold 2,766,665 shares of its common stock at a price of $7.50 per share for gross proceeds of $20.7 million. The company will use the estimated net proceeds of $19.7 million for general corporate purposes, including capital expenditures and to meet working capital needs.

Biopure has sold all of these shares to institutional investors under a shelf registration statement previously filed with and declared effective by the U.S. Securities and Exchange Commission. Copies of the prospectus and prospectus supplements can be obtained from Biopure Corporation, 11 Hurley Street, Cambridge, MA 02871, Attention: Corporate Communications or through the Investor Relations/SEC filings section of Biopure's website at www.biopure.com. Biopure may sell additional shares under this shelf registration.

Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and supplier of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues.

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